Exhibit 16.1

[GRANT THORNTON LETTERHEAD]

March 31, 2006

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Savient Pharmaceuticals, Inc. File No. 0-15313

Dear Chief Accountant:

We have read Item 4.01 of Form 8-K of Savient Pharmaceuticals, Inc. dated March 28, 2006 and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

[GRANT THORNTON LETTERHEAD]

March 31, 2006

Mr. Stephen O. Jaeger
Chairman Audit and Finance Committee
Savient Pharmaceuticals, Inc
One Tower Center
East Brunswick, New Jersey 08816

Dear Mr. Jaeger:

This is to confirm that the client-auditor relationship between Savient Pharmaceuticals, Inc. (U.S. Securities and Exchange Commission File No. 0-15313) and Grant Thronton LLP has ceased.

Very truly yours,

/s/ Grant Thornton LLP

cc:	Office of the Chief Accountant PCAOB Letter File U.S. Securities and Exchange Commission 100 F Street, NE Washington, DC 20549